Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) of Aon plc, an Irish Company, Aon plc, A UK Company, Aon Global Holdings plc and Aon Corporation for the registration of debt securities, guarantees, preference shares, Class A Ordinary Shares, share purchase contracts and share purchase units, and to the incorporation by reference therein of our report dated February 14, 2020, except Notes 19 and 21, as to which the date is April 1, 2020, incorporated by reference in its Current Report on Form 8-K filed with the SEC on April 1, 2020, with respect to the consolidated financial statements and our report dated February 14, 2020, with respect to the effectiveness of internal control over financial reporting of Aon plc, included in its Annual Report on Form 10-K for the year ended December 31, 2019, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

May 12, 2020